Exhibit 99.1
For Immediate Release

Contacts:     William R. Gargiulo, Jr.     231.526.1244
                       Donna Felch                     312.595.9123

The Female Health Company Reports 23% Increase in
Third Quarter Revenues

Operating Income Rises 275% to $1.5 Million

Increases Earnings Guidance

Third quarter highlights:
●	275% Operating Profit increase to $1.5 Million
●	Gross Profit Margin widens to 48% of net revenues vs. 39% in prior-year quarter
●	54% Gross Profit Increase
●	Pretax Income Rises 79% from prior-year period
●	23% increase in Net Income Attributable to Common Shareholders

Year-to-date highlights:
●	Gross Margin widens to 49% of net revenues vs. 41% in first nine months of fiscal year 2008
●	Operating income up 114%
●	Operating margin expands to 21% of net revenues vs. 11% in first nine months of FY2008
●	Pretax Income increases 112% from prior-year period
●	Diluted E.P.S. rise 65% to $0.15 vs. $0.09 in first nine months of FY 2008

CHICAGO, August 7, 2009- The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC and FC2 Female Condom®, today reported its operating results for the third quarter and first nine months of FY2009.  The Company will host an investor conference call at 11:00 a.m. Eastern Time today, August 7, 2009, to discuss its operating results and other topics of interest (see details below).

 “We are very pleased to report that operating income increased 275% in the third quarter and 114% in the first nine months of fiscal 2009, when compared with the prior-year periods, substantially outpacing the increases in net revenues,” stated O.B. Parrish, Chief Executive Officer of The Female Health Company.  “These impressive financial results reflect the increasing impact of FC2 upon our operating performance, as evidenced by the improvement in third quarter gross margin to 48% of net revenues from 39% in the prior-year quarter.  It is also important to note that the increase in unit shipments was greater than the increase in revenues, due to the higher percentage of FC2 in our sales mix and the inclusion of royalty units.  FC2 accounted for 47% of unit sales for the nine months ended June 30, 2009, versus 35% during the first nine months in fiscal 2008.  FC2 sells at a lower price, but contributes a higher gross margin than the FC1 female condom.”

For the three months ended June 30, 2009, the Company’s net revenues increased 23% to approximately $7.0 million, compared with approximately $5.7 million in the third quarter of FY2008.  Unit sales increased 48% (includes royalty units) when compared with the three months ended June 30, 2008.  The Company’s net income attributable to common stockholders increased 23% to $626,441, or $0.02 per diluted share, during the third quarter of FY2009, compared with $509,067, or $0.02 per diluted share, in the corresponding period of the previous fiscal year.  Financial results for the third quarter of FY2009 included a foreign currency transaction loss of $816,148, versus a currency transaction loss of $36,680 in the prior-year quarter. The third quarter of FY2009 also included income tax expense of $20,832, whereas financial results for the third quarter of FY2008 included an income tax benefit of $167,000.

Gross profit increased 54% to $3.3 million (48% of net revenues) in the most recent quarter, compared with $2.2 million (39% of net revenues) in the third quarter of FY2008.  Operating income increased to $1.5 million (21% of net revenues) in the three months ended June 30, 2009, compared with operating income of $0.4 million (7% of net revenues) in the quarter ended June 30, 2008.

The Company expects significant quarter to quarter revenue variations due to the receipt of large orders, production scheduling, and shipping of products.

For the nine months ended June 30, 2009, the Company’s net revenues increased 10% to $19.6 million, compared with $17.8 million in the nine months ended June 30, 2008.  Unit sales were up 26% (includes royalty units) for the nine months ended June 30, 2009 relative to the same period in FY2008.  For the nine months ended June 30, 2009, net income attributable to common stockholders increased 68% to $4.2 million, or $0.15 per diluted share, compared with $2.5 million, or $0.09 per diluted share, in the corresponding period of the previous fiscal year. Results for the first nine months of FY2009 included a foreign currency transaction gain of $183,672, compared with a $73,625 foreign currency transaction gain in the corresponding period of the previous fiscal year.  The Company had an income tax expense of $110,411 in the nine months ended June 30, 2009, whereas financial results for the first nine months of FY2008 included an income tax benefit of $544,000.

In FY2008, when the Company had recently begun to demonstrate its ability to utilize tax losses, it recognized tax benefits of $167,000 and $544,000 for the three and nine months ended June 30, 2008.   For fiscal 2009 and future years, the Company has regularly evaluated, and will continue to regularly evaluate, its ability to utilize current or past tax losses, and records benefit recognition annually or when a change in estimate occurs.  Consistent with this policy, no tax benefits were recognized in the first nine months of FY2009.

Gross profit increased 34% to $9.7 million (49% of net revenues) in the first nine months of FY2009, compared with $7.2 million (41% of net revenues) in the same period last year.  Operating income increased 114% to $4.2 million (21% of net revenues) in the nine months ended June 30, 2009, compared with operating income of $2.0 million (11% of net revenues) in the first nine months of FY2008.

The Company currently has Federal and state net operating loss carryforwards of approximately $42 million and $22 million, respectively, expiring in years 2009 to 2028.  The Company’s United Kingdom (UK) subsidiary, The Female Health Company-UK plc., has UK net operating losses of approximately $65 million. The UK tax loss carryforwards can be carried forward indefinitely to offset future UK taxable income.

“With the recent FDA approval of FC2, some of FHC’s major customers that require such approval are transitioning to the second generation product, which should further improve the Company’s financial results going forward,” added Parrish.  “Growing global acceptance of the Female Condom, the only available barrier method initiated by women that protects against HIV/AIDS and unintended pregnancy, will provide the basis for our growth in the foreseeable future. The Female Condom is now available in over 100 countries, and we believe it will play an increasingly important role in the global battle against HIV/AIDS in the future.  The FC2 Female Condom is currently being distributed in 92 countries.”

“We are increasing our earnings guidance for FY2009. Our previous guidance was that unit sales would increase 25% and that operating earnings would increase 50-75% over FY2008. Our revised guidance is that we continue to expect unit sales to increase 20-25% but that operating earnings will increase 60-85% over the approximately $3.2 million recorded for FY2008,” concluded Parrish.

During the nine months ended June 30, 2009, the Company generated $6.0 million in cash from operations.  The Company has no outstanding debt and $1.5 million in unused credit lines.  As of June 30, 2009, the Company had approximately $3.3 million of cash in the bank (excluding restricted cash), which represented a 74% increase in unrestricted cash balances since September 30, 2008.  During the first nine months of FY2009, the Company recorded capital expenditure of approximately $1.3 million and repurchased 915,161 shares of its common stock at an average price of $3.55 per share.

Evaluation of FC1 Manufacturing
On August 5, 2009, the Company entered into a period of consultation with its UK workforce following the decision of two of the Company's largest customers to switch their purchases from FC1 to FC2.  As is required by British labor law, the Company will go through an evaluation process, working in tandem with employee representatives, in which various manufacturing alternatives are considered.  If the Company is unable to identify a satisfactory alternative, the facility’s manufacturing operations may cease. If that is the conclusion reached, the Company would incur various one-time costs such as redundancy payments to terminated employees and a charge for excess leased capacity.  Cash charges involved would be funded internally.

Regardless of the conclusion with respect to the Company’s UK manufacturing operations, the Company will continue its other UK operations, which include sales and marketing of FHC’s female condom, management and direction of the Global Technical Support Team, product development, and quality assurance and technical support of its Malaysian manufacturing facility.

Following the fourth quarter of FY2009, the Company expects it will be able to estimate the one-time charge for all related costs that would result if a decision would be made to cease manufacturing at the UK facility.  The estimated cost accrual will impact both fourth quarter and FY 2009 results. These one-time costs, which cannot yet be accurately estimated, are not included in the earnings guidance provided.

  Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, August 7, 2009. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EDT on August 7, 2009.  A replay of the call will be available through August 21, 2009 by dialing 877-344-7529 (international callers dial 412-317-0088) and referencing the conference code ID 432698.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC Female Condom® (FC1) and the FC2 Female Condom® (FC2), which are primarily distributed by public health organizations and donor groups in over 90 developing countries around the world. Globally, the Female Condoms are available in various programs in 116 countries. The Company owns certain worldwide rights to the FC Female Condom®, including patents that have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, the European Patent Convention, the People's Republic of China, Canada, South Korea and Australia. FC2 patents have been granted in Australia, Canada and South Africa and are pending in various other countries.   FC1 and FC2 Female Condom® are the only available FDA-approved products controlled by a woman that offer dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  –
The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company’s financial guidance for fiscal 2009 as well as the expected transition of customers to FC2 and its effect on the Company’s financial results.  These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector;  the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; the result of the evaluation process relating to the Company's UK facility and the amount and timing of any charge for estimated costs relating to any cessation of the UK facility's manufacturing operations; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2008.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated

The Female Health Company Unaudited Condensed Consolidated Balance Sheets

	June 30, 2009	June 30, 2008
Cash	$3,345,528	$1,586,842
Restricted cash	109,020	236,887
Accounts receivable, net	5,165,672	5,964,736
Inventory	2,114,521	2,161,161
Prepaid and other current assets	489,381	415,311
Deferred income taxes	1,600,000	1,369,000
Total current assets	12,824,122	11,733,937

Other non-current assets	57,344	248,753
Net property, plant & equipment	2,562,547	1,503,219
Total assets	$15,444,013	$13,485,909

Accounts payable	$1,158,445	$1,073,434
Accrued expenses	2,664,811	2,213,070
Preferred dividends payable	21,815	27,654
Total current liabilities	3,845,071	3,314,158

Obligations under capital leases	51,095	68,752
Deferred gain on sale of facilities	705,825	963,862
Deferred grant income	169,486	235,268
Total liabilities	4,771,477	4,582,040

Total stockholders’ equity	10,672,536	8,903,869
Total liabilities and stockholders' equity	$15,444,013	$13,485,909

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Three Months Ended June 30,
	2009	2008

Net revenues	$6,966,767	$5,658,125

Cost of sales	3,619,120	3,480,400

Gross profit	3,347,647	2,177,725

Advertising and promotion	35,188	50,969
Selling, general and administrative	1,816,488	1,715,515
Research and development	10,280	14,865

Total operating expenses	1,861,956	1,781,349

Operating income	1,485,691	396,376

Interest, net and other expense (income)	455	(13,964)
Foreign currency transaction loss	816,148	36,680

Income before income taxes	669,088	373,660

Income tax expense (benefit)	20,832	(167,000)
Net income	648,256	540,660

Preferred dividends	21,815	31,593

Net income attributable to common stockholders	$626,441	$509,067

Basic earnings per common share outstanding	$0.02	$0.02

Basic weighted average common shares outstanding	25,453,243	26,144,583

Diluted earnings per common share outstanding	$0.02	$0.02

Diluted weighted average common shares outstanding	27,775,458	28,117,178

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Nine Months Ended June 30,
	2009	2008

Net revenues	$19,631,114	$17,794,153

Cost of sales	9,949,338	10,577,665

Gross profit	9,681,776	7,216,488

Advertising and promotion	136,359	161,345
Selling, general and administrative	5,265,256	4,899,747
Research and development	105,055	202,241

Total operating expenses	5,506,670	5,263,333

Operating income	4,175,106	1,953,155

Interest, net and other income	(7,844)	(30,629)
Foreign currency transaction gain	(183,672)	(73,625)

Income before income taxes	4,366,622	2,057,409

Income tax expense (benefit)	110,411	(544,000)
Net income	4,256,211	2,601,409

Preferred dividends	69,170	112,438

Net income attributable to common stockholders	$4,187,041	$2,488,971

Basic earnings per common share outstanding	$0.16	$0.10

Basic weighted average common shares outstanding	25,588,734	26,117,888

Diluted earnings per common share outstanding	$0.15	$0.09

Diluted weighted average common shares outstanding	27,863,338	28,101,867